Exhibit 7

September 7, 2011

Rho Ventures VI, L.P.

Carnegie Hall Tower

152 West 57th Street, 23rd Floor

New York, New York 10019

Quantum Industrial Partners LDC

c/o Soros Fund Management LLC

888 Seventh Avenue

New York, New York 10106

Prentice Consumer Partners, LP

623 Fifth Avenue, 32nd Floor

New York, New York 10022

Dear Sirs:

As an inducement to Rho Ventures VI, L.P. (“Rho”), Quantum Industrial Partners LDC (“Soros”) and Prentice Consumer Partners, LP (“Prentice”; and together with Rho and Soros, the “Purchasers”) to execute a securities purchase agreement (the “Securities Purchase Agreement”) with Bluefly, Inc., a Delaware Corporation (the “Company”), providing for the purchase of common stock (the “Common Stock”) of the Company, the undersigned hereby agrees that without, in each case, the prior written consent of the Company and each of the Purchasers during the period specified in the second succeeding paragraph (the “Lock-Up Period”), the undersigned will not (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, make any short sale or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into, exercisable or exchangeable for or that represent the right to receive Common Stock (including without limitation, Common Stock which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the Securities and Exchange Commission (subject to the last sentence of this paragraph) and securities which may be issued upon exercise of a stock option or warrant) whether now owned or hereafter acquired (the “Undersigned’s Securities”) or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Undersigned’s Securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The foregoing restriction is expressly agreed to preclude the undersigned from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Undersigned’s Securities even if such Securities would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of the Undersigned’s Securities or with respect to any security that includes, relates to, or derives any significant part of its value from such Securities. Notwithstanding the foregoing, the term “Undersigned’s Securities” shall not include shares of, exercisable or exchangeable for or that represent the right to receive Common Stock or securities convertible into Common Stock held by venture capital or hedge funds, the ultimate controlling party of which the undersigned is affiliated with through a management or other controlling position.

In addition, the undersigned agrees that, without the prior written consent of each of the Purchasers, it will not, during the Lock-Up Period, make any demand for or exercise any right with respect to, the registration of any Common Stock or any security convertible into or exercisable or exchangeable for Common Stock.

The Lock-Up Period will commence on the date of this Agreement and continue until the earlier of (a) the date on which the undersigned ceases to be an officer or director of the Company or (b) 365 days after the date hereof (including the 365th day).

Notwithstanding the foregoing, the undersigned may transfer the Undersigned’s Securities (i) as a bona fide gift or gifts and (ii) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned; provided, in each case, that (x) such transfer shall not involve a disposition for value, (y) the transferee agrees in writing with each of the Purchasers to be bound by the terms of this Lock-Up Agreement, and (z) no filing by any party under Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shall be required or shall be made voluntarily in connection with such transfer. For purposes of this Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, nor more remote than first cousin.

In addition, the foregoing restrictions shall not apply to (i) the exercise of stock options granted pursuant to the Company’s equity incentive plans; provided that such restrictions shall apply to any of the Undersigned’s Securities issued upon such exercise, (ii) the cashless exercise or net exercise of any equity compensation award granted pursuant to the Company’s equity incentive plans; provided that such restrictions shall apply to any of the Undersigned’s Securities issued upon such exercise, or (iii) the establishment of any contract, instruction or plan (a “Plan”) that satisfies all of the requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act; provided that no sales of the Undersigned’s Securities shall be made pursuant to such a Plan prior to the expiration of the Lock-Up Period, and such a Plan may only be established if no public announcement of the establishment or existence thereof and no filing with the Securities and Exchange Commission or other regulatory authority in respect thereof or transactions thereunder or contemplated thereby, by the undersigned, the Company or any other person, shall be required, and no such announcement or filing is made voluntarily, by the undersigned, the Company or any other person, prior to the expiration of the Lock-Up Period (as such may have been extended pursuant to the provisions hereof).

In furtherance of the foregoing, the Company and its transfer agent and registrar are hereby authorized to decline to make any transfer of shares of Common Stock if such transfer would constitute a violation or breach of this Agreement.

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Agreement. All authority herein conferred or agreed to be conferred and any obligations of the undersigned shall be binding upon the successors, assigns, heirs or personal representatives of the undersigned.

The undersigned understands that the Purchasers are entering into the Securities Purchase Agreement in reliance upon this Agreement.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

[Signature Page follows]

Very truly yours,

By:	/s/ Habib Kairouz
Habib Kairouz

[Signature Page to Lock Up Agreement: Habib Kairouz]